Exhibit 99.1

NATURE’S SUNSHINE ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND AND DECLARES QUARTERLY CASH DIVIDEND

PROVO, UTAH, March 1, 2004 — Nature’s Sunshine Products, Inc. (Nasdaq:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, announced today an increase in the quarterly cash dividend to 5 cents per common share, from 3 1/3 cents paid previously.  The new higher dividend is payable March 22, 2004, to shareholders of record on March 11, 2004.

The Company has declared consecutive quarterly cash dividends since 1988 pursuant to its cash dividend policy.

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Contact:
Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder Hirschhorn Silver & Co.
75 East 1700 South	10 East 40th Street
P.O. Box 19005	Suite 1308
Provo, UT 84605	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.